Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:	Natalia Salomao	Donna Lorenson
	(732) 325-8306	(410) 258-8571
	nsaloma7@its.jnj.com	dlorens@its.jnj.com

Investor Contact:	Lisa Romanko
(732) 524-2034

Johnson & Johnson Completes Divestiture of LifeScan to Platinum Equity

NEW BRUNSWICK, N.J., October 2, 2018 - Johnson & Johnson (NYSE: JNJ) today announced that it has completed the divestiture of its LifeScan business to Platinum Equity for approximately $2.1 billion.

LifeScan, Inc. is a world leader in blood glucose monitoring and maker of the OneTouch® brand of products. It generated net revenues of approximately $1.5 billion in 2017.

The Johnson & Johnson Family of Companies will continue to serve those impacted by diabetes through innovative products, services and solutions from its Medical Device, Pharmaceuticals and Consumer businesses. This includes important leadership and innovation in areas such as bariatric surgery and through medicines such as INVOKANA® (canagliflozin) and INVOKAMET® (canagliflozin/metformin HCl).

Johnson & Johnson will discuss this transaction during its scheduled quarterly earnings call on October 16, 2018.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.